Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jordan Goldstein
(Investors & financial media)
(415) 439-4520

METRO ONE REACHES SETTLEMENT WITH NEXTEL

PORTLAND, Oregon – February 14, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today announced that it has entered into a Settlement Agreement and Disentanglement Transition Plan (the “Plan”) with Nextel Operations, Inc. (“Nextel”) that resolves certain disputed matters in connection with the earlier termination by Nextel of the Master Services Agreement for Directory Assistance Services between Metro One and Nextel.  The Plan calls for Metro One to continue to provide services to Nextel callers, as needed, through March 31, 2006, for the resolution of any disputes with respect to the termination by Nextel, and for the payment by Nextel of up to $5.75 million in three installments through the end of March.  These payments are in addition to $2.5 million previously paid by Nextel in connection with the transition and in addition to the contractual payments by Nextel for normal service provided by Metro One to Nextel callers through the transition period.  Additionally, these payments may be reduced or withheld if Metro One does not meet performance targets outlined in the Master Services Agreement.

“We are pleased to have had Nextel as a customer and to be able to continue providing them with the best service in the industry during this transition while at the same time maintaining our commitment to protect as much shareholder value as possible” said James M. Usdan, president and chief executive officer of Metro One.

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately

231 million requests for information in 2005.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

#  #  #